                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 2)*

                                   KeraVision, Inc.
                                   (Name of Issuer)

                             Common Stock Par Value $.001
                            (Title of Class of Securities)

                                      492061106
                                    (CUSIP Number)









*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 492061106                  13G                     Page 2 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Investment Partners V, Limited Partnership
06-1332464
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [  ]
                                                                       (b) [  ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------

Number of            (5)  Sole Voting Power                336,083 shares of
Shares                                                     common stock
Beneficially
Owned                (6)  Shared Voting Power              Not applicable
by Each
Reporting            (7)  Sole Dispositive Power           336,083 shares of
Person                                                     common stock
With
                     (8)  Shared Dispositive Power         Not applicable

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

336,083 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [  ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.7%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

PN

Cusip No. 492061106               13G                        Page 3 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Associates V, LLC
06-1462391
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [  ]
                                                                       (b) [  ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------

Number of          (5)  Sole Voting Power               Not applicable
Shares
Beneficially       (6)  Shared Voting Power             336,083 shares of
Owned                                                   common stock
by Each
Reporting          (7)  Sole Dispositive Power          Not applicable
Person
With               (8)  Shared Dispositive Power        336,083 shares of
                                                        common stock

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

336,083 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [  ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.7%

-------------------------------------------------------------------------------

12 Type of Reporting Person (See Instructions)

00-LLC

Cusip No. 492061106                   13G                    Page 4 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak V Affiliates Fund, Limited Partnership
06-1334685
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [  ]
                                                                       (b) [  ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------

Number of               (5)  Sole Voting Power               7,560 shares of
Shares                                                       common stock
Beneficially
Owned                   (6)  Shared Voting Power             Not applicable
by Each
Reporting               (7)  Sole Dispositive Power          7,560 shares of
Person                                                       common stock
With
                        (8)  Shared Dispositive Power        Not applicable

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

7,560 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [  ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

0.1%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

PN

Cusip No. 492061106                 13G                      Page 5 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak V Affiliates
06-1334686
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [  ]
                                                                       (b) [  ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Connecticut
-------------------------------------------------------------------------------

Number of          (5)  Sole Voting Power               Not applicable
Shares
Beneficially       (6)  Shared Voting Power             7,560 shares of
Owned                                                   common stock
by Each
Reporting          (7)  Sole Dispositive Power          Not applicable
Person
With               (8)  Shared Dispositive Power        7,560 shares of
                                                        common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

7,560 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [  ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

0.1%

-------------------------------------------------------------------------------

12 Type of Reporting Person (See Instructions)

PN

Cusip No. 492061106                   13G                    Page 6 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Management Corporation
06-0990851
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [  ]
                                                                       (b) [  ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------

Number of            (5)  Sole Voting Power               Not applicable
Shares
Beneficially         (6)  Shared Voting Power             343,643 shares of
Owned                                                     common stock
by Each
Reporting            (7)  Sole Dispositive Power          Not applicable
Person
With                 (8)  Shared Dispositive Power        343,643 shares of
                                                          common stock

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

343,643 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [  ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.7%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

CO

Cusip No. 492061106                  13G                     Page 7 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Bandel L. Carano
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [  ]
                                                                       (b) [  ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of             (5)  Sole Voting Power              Not applicable
Shares
Beneficially          (6)  Shared Voting Power            343,643 shares of
Owned                                                     common stock
by Each
Reporting             (7)  Sole Dispositive Power         Not applicable
Person
With                  (8)  Shared Dispositive Power       343,643 shares of
                                                          common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

343,643 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [  ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.7%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 492061106                      13G                 Page 8 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Gerald R. Gallagher
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [  ]
                                                                       (b) [  ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power               Not applicable
Shares
Beneficially        (6)  Shared Voting Power             343,643 shares of
Owned                                                    common stock
by Each
Reporting           (7)  Sole Dispositive Power          Not applicable
Person
With                (8)  Shared Dispositive Power        343,643 shares of
                                                         common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

343,643 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [  ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.7%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 492061106                    13G                   Page 9 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Edward F. Glassmeyer
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [  ]
                                                                       (b) [  ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of            (5)  Sole Voting Power              Not applicable
Shares
Beneficially         (6)  Shared Voting Power            343,643 shares of
Owned                                                    common stock
by Each
Reporting            (7)  Sole Dispositive Power         Not applicable
Person
With                 (8)  Shared Dispositive Power       343,643 shares of
                                                         common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

343,643 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [  ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.7%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 492061106                     13G                 Page 10 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Fredric W. Harman
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [  ]
                                                                       (b) [  ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of              (5)  Sole Voting Power            Not applicable
Shares
Beneficially           (6)  Shared Voting Power          336,083 shares of
Owned                                                    common stock
by Each
Reporting              (7)  Sole Dispositive Power       Not applicable
Person
With                   (8)  Shared Dispositive Power     336,083 shares of
                                                         common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

336,083 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [  ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.7%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 492061106                    13G                  Page 11 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Ann H. Lamont
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [  ]
                                                                       (b) [  ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of             (5)  Sole Voting Power                Not applicable
Shares
Beneficially          (6)  Shared Voting Power              343,643 shares of
Owned                                                       common stock
by Each
Reporting             (7)  Sole Dispositive Power           Not applicable
Person
With                  (8)  Shared Dispositive Power         343,643 shares of
                                                            common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

343,643 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [  ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.7%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 492061106                    13G                  Page 12 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Eileen M. More
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [  ]
                                                                       (b) [  ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of            (5)  Sole Voting Power               Not applicable
Shares
Beneficially         (6)  Shared Voting Power             343,643 shares of
Owned                                                     common stock
by Each
Reporting            (7)  Sole Dispositive Power          Not applicable
Person
With                 (8)  Shared Dispositive Power        343,643 shares of
                                                          common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

343,643 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [  ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

2.7%
-------------------------------------------------------------------------------

12 Type of Reporting Person (See Instructions)

IN

                                                            Page 13 of 19 pages

                                     Schedule 13G
                                   Amendment No. 2
                            Common Stock, Par Value $.001
                                 CUSIP No. 492061106

Item 1(a)      Name of Issuer:
               KeraVision, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
               48630 Milmont Drive
               Fremont, CA 94538

Item 2(a)      Name of Person filing:

     Oak Investment Partners V, Limited Partnership
     Oak Associates V, LLC
     Oak V Affiliates Fund, Limited Partnership
     Oak V Affiliates
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More

Item 2(b)      Address of Principal Business Office or, if none, Residence:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

Item 2(c)      Citizenship:

     Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)      Title of Class of Securities:

     Common stock, $.001 par value

Item 2(e)      CUSIP Number: 492061106

Item 3         Not Applicable.

Item 4         Ownership.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 12,559,168 shares outstanding as of October 30, 1997, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5         Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6         Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable

Item 8         Identification and Classification of Members of the Group.

     Not applicable

Item 9         Notice of Dissolution of Group.

     Not applicable

Item 10        Certification.

     Not applicable

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 12, 1998

                              Oak Investment Partners V,
                              Limited Partnership

                              By:  Oak Associates V, LLC,
                                   As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                 ----------------------------------------
                                   Managing Member

                              Oak Associates V, LLC


                              By:  /s/ Edward F. Glassmeyer
                                 ----------------------------------------
                                   Managing Member


                              Oak V Affiliates Fund, Limited
                              Partnership

                              By:  Oak V Affiliates,
                                   As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                 ----------------------------------------
                                   General Partner


                              Oak V Affiliates


                              By:  /s/ Edward F. Glassmeyer
                                 ----------------------------------------
                                   General Partner

                              OAK MANAGEMENT CORPORATION


                              By:  /s/ Edward F. Glassmeyer
                                 ----------------------------------------
                                 Name:  Edward F. Glassmeyer
                                 Title: President



                                   /s/ Bandel L. Carano
                                 ----------------------------------------
                                 Bandel L. Carano



                                   /s/ Fredric W. Harman
                                 ----------------------------------------
                                 Fredric W. Harman



                                   /s/ Gerald R. Gallagher
                                 ----------------------------------------
                                 Gerald R. Gallagher



                                   /s/ Edward F.Glassmeyer
                                 ----------------------------------------
                                 Edward F. Glassmeyer



                                   /s/ Ann H. Lamont
                                 ----------------------------------------
                                 Ann H. Lamont



                                   /s/ Eileen M. More
                                 ----------------------------------------
                                 Eileen M. More

                                  INDEX TO EXHIBITS


                                                                      Page


EXHIBIT A           Agreement of Reporting Persons                     18